(N)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information each dated June 28, 2024, included in this Post-Effective Amendment No. 12 on the Registration Statement (Form N-2 No. 333-219011) of Voya Credit Income Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated April 26, 2024, with respect to Voya Credit Income Fund (the “Fund”) included in the Annual Reports to Shareholders (Form N-CSR) for the year ended February 29, 2024, into this Registration Statement filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

June 27, 2024